UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934.

DATE OF REPORT:  December 13, 2013  (Date of earliest event reported)

ACCREDITED BUSINESS CONSOLIDATORS CORP.
(Exact name of registrant as specified in its charter)

PA                                            0-27182               25-1624305
                                                     (State or other jurisdiction                         (Commission File     IRS Employer
of incorporation)                                      Number)            Identification Number)

Accredited Business Consolidators Corp.
c/o Accredited Suppliers Nicaragua S.A.
De La Estatua de Montoya
1 Cuadra al Sur
Casa Esquinera
Apartado PA-228
Managua 10000
Nicaragua

(Address of principal executive offices)

1-267-864-7737 or +505-8796-8888
(Registrant's telephone number, including area code)

196 West Ashland
Doylestown, PA  18901
(Former Name or Former Address, if changed since last report)

ITEM 1.01 Entry into a Material Definitive Agreement

The Company, through its agents, entered into a material definitive agreement to purchase two double parcels of land and four single parcels of land in the Residencial Monte Christi development near the Augusto C. Sandino International Airport in Managua, Nicaragua.  Under the terms of the agreement, the purchase of the land will close on January 11, 2014, with complete payment made in full.   The development provided immediate availability of electrical hookup, water and sewage with infrastructure in place, security within the complex, and a street on all three corners of the complex completed in February 2014.  A total of six deeds will be provided pursuant to the subdivision plan of the facility.

ITEM 7.01 Regulation FD Disclosure

The Company issued a press release on December 5, 2013, stating that Accredited Business Consolidators Corp. announced that it released the location of the Airport Xpress Suites, Managua, Nicaragua, mini-suites hotel that it is building near the Augusto C. Sandino International Airport.  The public may view the location at http://airportxpress.accreditedbiz.com . The location of the suites will be near the prominent residential community, Monte Cristi, just off of the Carretera Norte. The facility will provide free shuttle services, will help them coordinate transfers back to the airport, and will provide taxi services to the bus stops that service the popular tourist destinations of Leon, Granada, Masaya, and Maltagalpa, Nicaragua.  The facility will provide mini-suites to clients prior to taking their domestic flights to Corn Island, Bluefields, Waspan, San Carlos, and Puerto Cabezas, Nicaragua, on La Costena Airlines. The Airport Xpress Suites facility will enable AccreditedBiz to accommodate the various engineers, support personnel, and others traveling to the Bluefields area with respect to the construction and operation of the Grand Nicaraguan Canal to be built by HKND Group. The facility will provide economical suites with high speed internet and discounted VOIP telephone service to enable discount international calls.

The Company advises shareholders to obtain information about AccreditedBiz from its website www.accreditedbiz.net  and from its publicly disseminated press releases issued through Marketwire and Globe Newswire in addition to Securities and Exchange Commission filings.

Pursuant to the requirements of the Securities Exchange Act
of 1934, the registrant has duly caused this report to be
signed on its behalf by the undersigned hereunto duly authorized.

Dated:   December 13, 2013

ACCREDITED BUSINESS CONSOLIDATORS CORP.

By: /s/ Elisa Corea

Elisa Corea, Vice President -- Hospitality Development
          web:  www.accreditedbiz.net
          fax:  1-267-371-5168